Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

TO: Swiss Medica, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Swiss Medica, Inc. for the year ended December 31, 2006 of our report which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated May 31, 2007and contained in the Registration Statement No. 333-110840 of Swiss Medica, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of Swiss Medica, Inc. for the year ended December 31, 2006.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP

New York, New York
June 12, 2007